As filed with the Securities and Exchange Commission on August 4, 2015

Registration No.  _______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

I.D. SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	22-3270799
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)

123 Tice Boulevard

Woodcliff Lake, NJ 07677

(Address of Principal Executive Offices)

I.D. SYSTEMS, INC. 2015 EQUITY COMPENSATION PLAN

(Full Title of the Plan)

Kenneth S. Ehrman

President and Chief Executive Officer

I.D. Systems, Inc.

123 Tice Boulevard

Woodcliff Lake, New Jersey 07677

(Name and Address Including Zip Code, of Agent For Service)

(201) 996-9000

Telephone Number, Including Area Code

With a Copy to:

Steven E. Siesser, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

(212) 262-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, $0.01 par value per share	1,200,000	$5.26	$6,312,000	$734

(1)	The number of shares of common stock, par value $0.01 per share (“Common Stock”), of I.D. Systems, Inc. being registered under this registration statement represents 1,200,000 shares of Common Stock issuable to participants (including pursuant to the exercise of stock options) under the I.D. Systems, Inc. 2015 Equity Compensation Plan (the “Plan”).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the terms of the Plan.

(3)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based upon the average of the high and low sales prices of the Common Stock reported on The NASDAQ Global Market on July 29, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required to be contained in the Section 10(a) prospectus is omitted from this registration statement and will be delivered to the participants in the I.D. Systems, Inc. 2015 Equity Compensation Plan covered by this registration statement pursuant to Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents, which have been filed by I.D. Systems, Inc. (the “Company” or the “Registrant”) with the Securities and Exchange Commission, are hereby incorporated by reference in this registration statement:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as amended;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015;

•	the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on March 5, 2015, April 10, 2015 (only as to information filed under Item 8.01 of Form 8-K), and June 25, 2015; and

•	the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 10, 1999, including any amendments or reports filed for the purposes of updating such description.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.            Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporate Law provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the Company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

The Company’s certificate of incorporation authorizes the Company to indemnify all persons permitted to be indemnified under Section 145 of the Delaware General Corporate Law, by bylaws, agreements or otherwise, to the fullest extent permitted under Delaware law.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

For a list of exhibits, see the Exhibit Index in this registration statement, which is incorporated into this Item by reference.

Item 9.         Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Woodcliff Lake, State of New Jersey, on this 4th day of August, 2015.

I.D. SYSTEMS, INC.

By:	/s/ Kenneth S. Ehrman
Kenneth S. Ehrman
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth S. Ehrman and Ned Mavrommatis, and each of them, his attorney-in-fact, with full power of substitution for him in any and all capacities, to sign any amendments to this registration statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth S. Ehrman	President, Chief Executive Officer and Director	August 4, 2015
Kenneth S. Ehrman	(Principal Executive Officer)

/s/ Ned Mavrommatis	Chief Financial Officer	August 4, 2015
Ned Mavrommatis	(Principal Financial Officer and Principal Accounting Officer)

/s/ Kenneth Brakebill	Director	July 31, 2015
Kenneth Brakebill

/s/ Michael Brosky	Director	August 4, 2015
Michael Brodsky

/s/ Ron Konezny		August 1, 2015
Ron Konezny	Director

/s/ Tony Trousset		July 30, 2015
Tony Trousset	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Restated Certificate of Incorporation of I.D. Systems, Inc., as amended (incorporated by reference to Exhibit 3.1 to Amendment No. 3 to the Registration Statement on Form SB-2 of I.D. Systems, Inc. (File No. 333-76947) filed with the Securities and Exchange Commission on June 28, 1999).

4.2	Certificate of Amendment to the Restated Certificate of Incorporation of I.D. Systems, Inc. (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-8 of I.D. Systems, Inc. (File No. 333-144709) filed with the Securities and Exchange Commission on July 19, 2007).

4.3	Certificate of Correction to the Restated Certificate of Incorporation of I.D. Systems, Inc. (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-8 of I.D. Systems, Inc. (File No. 333-144709) filed with the Securities and Exchange Commission on July 19, 2007).

4.4	Certificate of Designation for the Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K of I.D. Systems, Inc. (File No. 001-15087) filed with the Securities and Exchange Commission on July 8, 2009).

4.5	Certificate of Amendment to Amended and Restated Certificate of Incorporation of I.D. Systems, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of I.D. Systems, Inc. (File No. 001-15087) filed with the Securities and Exchange Commission on June 25, 2015).

4.6	Restated By-Laws of I.D. Systems, Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 3 to the Registration Statement on Form SB-2 of I.D. Systems, Inc. (File No. 333-76947) filed with the Securities and Exchange Commission on June 28, 1999).

5.1	Opinion of Lowenstein Sandler LLP

23.1	Consent of EisnerAmper LLP

23.2	Consent of Lowenstein Sandler LLP (filed as part of Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this registration statement on Form S-8)

99.1	I.D. Systems, Inc. 2015 Equity Compensation Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of I.D. Systems, Inc. (File No. 001-15087) filed with the Securities and Exchange Commission on June 25, 2015).

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